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                                  EXHIBIT 99.3

                       2000 EMPLOYEE STOCK PURCHASE PLAN
               (AS AMENDED AND RESTATED THROUGH JANUARY 17, 2001)



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                                   COM21, INC.

                             2000 STOCK OPTION PLAN
                  (As amended by the Board on January 17, 2001)


                                   ARTICLE ONE

                               GENERAL PROVISIONS

        I. PURPOSE OF THE PLAN

            This 2000 Stock Option Plan is intended to promote the interests of Com21, Inc., a Delaware corporation, by providing eligible persons in the Corporation's service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in such service.

            Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

        II. ADMINISTRATION OF THE PLAN

            A. The Primary Committee shall have sole and exclusive authority to administer the Plan with respect to Section 16 Insiders. Administration of the Plan with respect to all other persons eligible to participate in that program may, at the Board's discretion, be vested in the Primary Committee or a Secondary Committee, or the Board may retain the power to administer that program with respect to all such persons. However, any option grants for members of the Primary Committee must be authorized by a disinterested majority of the Board.

            B. Members of the Primary Committee or any Secondary Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Committee and reassume all powers and authority previously delegated to such committee.

            C. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the provisions of that program and any outstanding options thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Plan under its jurisdiction or any stock option thereunder.

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            D. Service on the Primary Committee or the Secondary Committee shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any option grants under the Plan.

        III. ELIGIBILITY

            A. The persons eligible to participate in the Plan are as follows:

                (i) Employees,

                (ii) non-employee members of the Board or the board of directors of any Parent or Subsidiary, and

                (iii) consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

            B. Each Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority to determine, with respect to the option grants under the Plan, which eligible persons are to receive such grants, the time or times when those grants are to be made, the number of shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory Option, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares and the maximum term for which the option is to remain outstanding.

        IV. STOCK SUBJECT TO THE PLAN

            A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The number of shares of Common Stock initially reserved for issuance over the term of the Plan shall not exceed three million (3,000,000) shares, which consists of (i) the number of shares which remained available for issuance, as of the Plan Effective Date, under the Predecessor Plan as last approved by the Corporation's stockholders, including the shares subject to outstanding options under that Predecessor Plan, and (ii) a 1,500,000-share increase authorized by the Board in January 2001 and approved by the shareholders at the 2001 Annual Meeting.

            B. No one person participating in the Plan may receive stock options for more than three hundred thousand (300,000) shares of Common Stock in the aggregate per calendar year.

            C. Shares of Common Stock subject to outstanding options shall be available for subsequent issuance under the Plan to the extent those options expire or terminate for any reason prior to exercise in full. Unvested shares issued under the Plan and subsequently


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cancelled or repurchased by the Corporation at the original issue price paid per share, pursuant to the Corporation's repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent option grants under the Plan. However, should the exercise price of an option under the Plan be paid with shares of Common Stock, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of Common Stock issued to the holder of such option.

            D. If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any one person may be granted stock options and separately exercisable stock appreciation rights under the Plan per calendar year and (iii) the number and/or class of securities and the exercise price per share in effect under each outstanding option under the Plan. Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.


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                                   ARTICLE TWO
                              OPTION GRANT PROGRAM

        I. OPTION TERMS

            Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

            A. EXERCISE PRICE.

                1. The exercise price per share shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

                2. The exercise price shall become immediately due upon exercise of the option and shall be payable in one or more of the forms specified below:

                (i) cash or check made payable to the Corporation,

                (ii) shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

                (iii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (a) a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

            Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.


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            B. EXERCISE AND TERM OF OPTIONS. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

            C. EFFECT OF TERMINATION OF SERVICE.

                1. The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

                   (i) Any option outstanding at the time of the Optionee's cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

                   (ii) Any option held by the Optionee at the time of death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or the laws of inheritance or by the Optionee's designated beneficiary or beneficiaries of that option.

                   (iii) Should the Optionee's Service be terminated for Misconduct or should the Optionee otherwise engage in Misconduct while holding one or more outstanding options under this Article Two, then all those options shall terminate immediately and cease to be outstanding.

                   (iv) During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee's cessation of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee's cessation of Service, terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable for vested shares.

                2. The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

                   (i) extend the period of time for which the option is to remain exercisable following the Optionee's cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or


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                   (ii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee's cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.

            D. STOCKHOLDER RIGHTS. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

            E. REPURCHASE RIGHTS. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

            F. LIMITED TRANSFERABILITY OF OPTIONS. During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee's death. Non-Statutory Options shall be subject to the same restriction, except that a Non-Statutory Option may be assigned in whole or in part during the Optionee's lifetime to one or more members of the Optionee's family or to a trust established exclusively for one or more such family members or to Optionee's former spouse, to the extent such assignment is in connection with the Optionee's estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. Notwithstanding the foregoing, the Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Two, and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee's death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee's death.

        II. INCENTIVE OPTIONS

            The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Three shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.


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            A. ELIGIBILITY. Incentive Options may only be granted to Employees.

            B. DOLLAR LIMITATION. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

            C. 10% STOCKHOLDER. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five
(5) years measured from the option grant date.

        III. CORPORATE TRANSACTION/CHANGE IN CONTROL

            A. In the event of any Corporate Transaction, each outstanding option shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for all the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully vested shares of Common Stock. However, an outstanding option shall NOT become exercisable on such an accelerated basis if and to the extent: (i) such option is, in connection with the Corporate Transaction, to be assumed by the successor corporation (or parent thereof) or (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Corporate Transaction on any shares for which the option is not otherwise at that time exercisable and provides for subsequent payout in accordance with the same exercise/vesting schedule applicable to those option shares or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant.

            B. All outstanding repurchase rights shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction, except to the extent: (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or
(ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

            C. Immediately following the consummation of the Corporate Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).


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            D. Each option which is assumed in connection with a Corporate
Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments to reflect such Corporate Transaction shall also be made to (i) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan and (iii) the maximum number and/or class of securities for which any one person may be granted stock options under the Plan per calendar year and (iv) the maximum number and/or class of securities by which the share reserve is to increase automatically each calendar year. To the extent the actual holders of the Corporation's outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Corporate Transaction, the successor corporation may, in connection with the assumption of the outstanding options under the Discretionary Option Grant Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Corporate Transaction.

            E. The Plan Administrator shall have the discretionary authority to structure one or more outstanding options under the Plan so that those options shall, immediately prior to the effective date of such Corporate Transaction, become exercisable for all the shares of Common Stock at the time subject to those options and may be exercised for any or all of those shares as fully vested shares of Common Stock, whether or not those options are to be assumed in the Corporate Transaction. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation's repurchase rights under the Plan so that those rights shall not be assignable in connection with such Corporate Transaction and shall accordingly terminate upon the consummation of such Corporate Transaction, and the shares subject to those terminated rights shall thereupon vest in full.

            F. The Plan Administrator shall have full power and authority to structure one or more outstanding options under the Plan so that those options shall become exercisable for all the shares of Common Stock at the time subject to those options in the event the Optionee's Service is subsequently terminated by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Corporate Transaction in which those options are assumed and do not otherwise accelerate. In addition, the Plan Administrator may structure one or more of the Corporation's repurchase rights so that those rights shall immediately terminate with respect to any shares held by the Optionee at the time of his or her Involuntary Termination, and the shares subject to those terminated repurchase rights shall accordingly vest in full at that time.


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            G. The Plan Administrator shall have the discretionary authority to structure one or more outstanding options under the Plan so that those options shall, immediately prior to the effective date of a Change in Control, become exercisable for all the shares of Common Stock at the time subject to those options and may be exercised for any or all of those shares as fully vested shares of Common Stock. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation's repurchase rights under the Plan so that those rights shall terminate automatically upon the consummation of such Change in Control, and the shares subject to those terminated rights shall thereupon vest in full. Alternatively, the Plan Administrator may condition the automatic acceleration of one or more outstanding options under the Plan and the termination of one or more of the Corporation's outstanding repurchase rights under such program upon the subsequent termination of the Optionee's Service by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of such Change in Control.

            H. The portion of any Incentive Option accelerated in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Nonstatutory Option under the Federal tax laws.

            I. The outstanding options shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.


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                                  ARTICLE THREE
                                  MISCELLANEOUS

        I. TAX WITHHOLDING

            The Corporation's obligation to deliver shares of Common Stock upon the exercise of options under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

        II. EFFECTIVE DATE AND TERM OF THE PLAN

            A. The Plan shall become effective immediately on the Plan Effective Date. Options may be granted under the Plan at any time on or after the Plan Effective Date. However, no options granted under the Plan may be exercised, and no shares shall be issued under the Plan, until the Plan is approved by the Corporation's stockholders at the 2000 Annual Meeting. If such stockholder approval is not obtained, then all options previously granted under this Plan shall terminate and cease to be outstanding, and no further options shall be granted and no shares shall be issued under the Plan.

            B. The Plan shall terminate upon the earliest to occur of (i) March 1, 2010, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully vested shares or (iii) the termination of all outstanding options in connection with a Corporate Transaction. Should the Plan terminate on March 1, 2010, then all option grants outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing such grants.

        III. AMENDMENT OF THE PLAN

            A. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to stock options at the time outstanding under the Plan unless the Optionee consents to such amendment or modification. In addition, certain amendments may require stockholder approval pursuant to applicable laws or regulations.

            B. Options to purchase shares of Common Stock may be granted under the Plan that are in excess of the number of shares then available for issuance under the Plan, provided any excess shares actually issued under that program shall be held in escrow until there is obtained stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock available for issuance under the Plan. If such stockholder approval is not obtained within twelve (12) months after the date the first such excess issuances are made, then


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(i) any unexercised options granted on the basis of such excess shares shall terminate and cease to be outstanding and (ii) the Corporation shall promptly refund to the Optionees the exercise price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow, and such shares shall thereupon be automatically cancelled and cease to be outstanding.

        IV. USE OF PROCEEDS

            Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

        V. REGULATORY APPROVALS

            A. The implementation of the Plan, the granting of any stock option under the Plan and the issuance of any shares of Common Stock upon the exercise of any granted option shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the stock options granted under it and the shares of Common Stock issued pursuant to it.

        B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which Common Stock is then listed for trading.

        VI. NO EMPLOYMENT/SERVICE RIGHTS

            Nothing in the Plan shall confer upon the Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee, which rights are hereby expressly reserved by each, to terminate such person's Service at any time for any reason, with or without cause.



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                                    APPENDIX

            The following definitions shall be in effect under the Plan:

            A. BOARD shall mean the Corporation's Board of Directors.

            B. CHANGE IN CONTROL shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

                (i) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders, or

                (ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or
        (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

            C. CODE shall mean the Internal Revenue Code of 1986, as amended.

            D. COMMON STOCK shall mean the Corporation's common stock.

            E. CORPORATE TRANSACTION shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

                (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

                (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.


                                      A-1.

            F. CORPORATION shall mean Com21, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Com21, Inc. which shall by appropriate action adopt the Plan.

            G. EMPLOYEE shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

            H. EXERCISE DATE shall mean the date on which the Corporation shall have received written notice of the option exercise.

            I. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

            J. INCENTIVE OPTION shall mean an option which satisfies the requirements of Code Section 422.

            K. INVOLUNTARY TERMINATION shall mean the termination of the Service of any individual which occurs by reason of:

                (i) such individual's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

                (ii) such individual's voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base


                                      A-2.

        salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or
        (C) a relocation of such individual's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual's consent.

            L. MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

            M. 1934 ACT shall mean the Securities Exchange Act of 1934, as amended.

            N. NON-STATUTORY OPTION shall mean an option not intended to satisfy the requirements of Code Section 422.

            O. OPTIONEE shall mean any person to whom an option is granted under the Plan.

            P. PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

            Q. PERMANENT DISABILITY OR PERMANENTLY DISABLED shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve
(12) months or more.

            R. PLAN shall mean the Corporation's 2000 Stock Option Plan, as set forth in this document.

            S. PLAN ADMINISTRATOR shall mean the particular entity, whether the Primary Committee, the Board or the Secondary Committee, which is authorized to administer the Plan with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under that program with respect to the persons under its jurisdiction.

            T. PLAN EFFECTIVE DATE shall mean the date the Plan shall become effective and shall be coincident with the date the Plan is adopted by the Board.

                                      A-3.

            U. PRIMARY COMMITTEE shall mean the committee of two (2) or more non-employee Board members appointed by the Board to administer the Discretionary Option Grant Program with respect to Section 16 Insiders solely with respect to the selection of the eligible individuals who may participate in such program.

            V. SECONDARY COMMITTEE shall mean a committee of one or more Board members appointed by the Board to administer the Plan with respect to eligible persons other than Section 16 Insiders.

            W. SECTION 16 INSIDER shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

            X. SERVICE shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant.

            Y. STOCK EXCHANGE shall mean either the American Stock Exchange or the New York Stock Exchange.

            Z. SUBSIDIARY shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

            AA. 10% STOCKHOLDER shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).


                                      A-4.